Exhibit 107

CALCULATION REGISTRATION FEE

Form Type 424(b)(7)

Sendas Distribuidora S.A.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is U.S.$504,031,954.18. For purposes of calculating registration fee, total amounts in reais have been translated into U.S. dollars at the selling rate reported by the Brazilian Central Bank (Banco Central do Brasil) (“Central Bank”) as of November 30, 2022, which was R$5.3076 to U.S.$1.00.

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Common Share	Maximum Aggregate Offering Price	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, without par value, which may be represented by American Depositary Shares(1)	457(r)	140,800,000	U.S.$3.58	U.S.$504,031,954.18	U.S.$55,544.32

(1)	American Depositary Shares, or ADSs, each representing five common shares, issuable upon deposit of the common shares being registered hereby, have been or will be registered under a separate registration statement on Form F-6. A separate registration statement on Form F-6 (File No. 333-252850) was filed on August 13, 2021 to register the ADSs.